July 10, 2002

Securities and Exchange Commission
450 West Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We hereby consent to the inclusion in form 8K-A of our Report of Independent Certified Public Accountants for Direct Response Financial Services, Inc., dated July 1, 2002, as of April 30, 2002 and the period then ended.

/s/ Miller and McCollom

MILLER AND MCCOLLOM
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033